CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights,” in the Prospectus, and “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated August 29, 2011 on the financial statements and financial highlights of New Covenant Funds in Post-Effective Amendment Number 16 to the Registration Statement under the Securities Act of 1933 (N-1A, File No. 333-68270), included in the Annual Report to Shareholders for the fiscal year ended June 30, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
October 26, 2011